                              BINGHAM McCUTCHEN LLP
                               150 FEDERAL STREET
                        BOSTON, MASSACHUSETTS 02110-1726

                                 January 4, 2005

VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
901 E Street, N.W.
Washington, D.C. 20004

                  Re: Withdrawal of 485APOS Filing
                      CitiFunds Premium Trust (File Nos. 33-28844 and 811-5812) Accession No. 0000950156-04-000294

Ladies and Gentlemen:

Please withdraw the above noted 485APOS filing. This document was inadvertently filed on December 29, 2004 under the incorrect registrant.

The document was filed shortly thereafter under the correct registrant, Citifunds Institutional Trust, file nos. 33-49552 and 811-06740 (Accession No. 0000950156-04-000295).

Please contact me with any questions you may have concerning the foregoing at 617-951-8548.

                                           Sincerely,

                                           /s/ George B. Raine
                                           -------------------
                                           George B. Raine